EXHIBIT 3.2

ARTICLES OF AMENDMENT

TO THE AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

MIDSOUTH BANCORP, INC.

MidSouth Bancorp, Inc. (the “Corporation”), through its undersigned President and Secretary, hereby certifies that on May 12, 1999, the shareholders of the Corporation adopted, by a vote of 1,985,897 shares for and 156,644 shares against, an amendment to Article IIIA of its Amended and Restated Articles of Incorporation, so that Article IIIA shall henceforth read as follows:

Article III

Capital

A. Authorized Stock. The Corporation shall have the authority to issue fifteen million shares of capital stock, of which ten million shares shall be Common Stock, $0.10 par value per share, and five million shall be Preferred Stock, no par value per share.

In Witness Whereof, the undersigned President and Secretary have executed these Articles of Amendment on June 7, 1999, at Lafayette, Louisiana.

MIDSOUTH BANCORP, INC.

By:	/s/ C.R. Cloutier
C.R. Cloutier, President

By:	/s/ Karen L. Hail
Karen L. Hail, Secretary